United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 22, 2010

GENTIVA HEALTH SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15669	36-4335801
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia	30339-3314
(Address of principal executive offices)	(Zip Code)

(770) 951-6450
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.                      Entry into a Material Definitive Agreement.

On January 22, 2010, Gentiva Health Services, Inc. (the “Company”) and Lehman Commercial Paper Inc. ( in its capacity as administrative agent, the “Administrative Agent”) entered into a third amendment (the “Credit Agreement Amendment”) of that certain Credit Agreement, dated as of February 28, 2006, by and among the Company, the Administrative Agent, the lenders from time to time party thereto and Lehman Brothers Inc., as sole lead arranger (such agreement, as it had been amended prior to the execution of the Credit Agreement Amendment, the “Credit Agreement”).  Prior to the execution of the Credit Agreement Amendment, the Credit Agreement provided for senior secured credit facilities consisting of (i) a term loan and (ii) a revolving credit facility of $96.5 million, of which $55 million was available for the issuance of letters of credit and $10 million for swing line loans.

Lehman Commercial Paper, Inc. (“LCPI”) had been a participating lender under the Credit Agreement and its bankruptcy filing in September 2008 had, as a practical matter, eliminated the Company’s access to LCPI’s pro rata share of the unused revolving credit facility and to the facility’s swing line loan feature.  The Credit Agreement Amendment formally removed LCPI as a participating lender and, as a result, the revolving credit facility under the Credit Agreement was reduced to $80.0 million and the facility’s swing line loan feature was eliminated.

The Credit Agreement Amendment, among other things, also increased the amount of permitted acquisitions that the Company is allowed to make on a prospective basis to $200 million in the aggregate from the effective date of the Credit Agreement Amendment to the end of the term of the Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC. (Registrant)

By:	Stephen B. Paige
Stephen B. Paige
Senior Vice President, General Counsel and Secretary

Date:  January 28, 2010